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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
                                                     ---------------------------
                                                           SEC FILE NUMBER
                                                                0-9065
                                                     ---------------------------

                           NOTIFICATION OF LATE FILING

                                                     ---------------------------
                                                            CUSIP NUMBER
                                                             38114510 1
                                                     ---------------------------

(Check One): |_| Form 10-K  |_| Form 20-F  |_| Form 11-K  |X| Form 10-Q
             |_| Form N-SAR

                  For Period Ended:  May 31, 1999
                                   ----------------------
                  [  ]     Transition Report on Form 10-K
                  [  ]     Transition Report on Form 20-F
                  [  ]     Transition Report on Form 11-K
                  [  ]     Transition Report on Form 10-Q
                  [  ]     Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ------------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Golden Pharmaceuticals, Inc.
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Full Name of Registrant


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Former Name if Applicable

3000 W. Warner Ave.
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Address of Principal Executive Office (Street and Number)

Santa Ana, CA 92704-5311
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City, State and Zip Code


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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

|X|     (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated  without  unreasonable  effort or expense;
|X|           (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
|_|     (c)   The accountant's statement or other exhibit required by
              Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to complete the information for the timely presentation of its Quarterly Report on Form 10-Q for the period ended May 31, 1999 due to the fact that a Proxy involving a corporate name change and reverse stock split was being prepared and then the Registrant's Controller resigned effective late during the third quarter of the fiscal year and before his primary subordinate returned from maternity leave.




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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               John H. Grant            (303)               279-9375
          -------------------------  -----------  ------------------------------
                  (Name)             (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No
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(3)       Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


================================================================================

    Golden Pharmaceuticals, Inc. (docsales.com, inc. effective July 7, 1999)
    ------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  July 12, 1999                   By       /s/ John H. Grant
     ---------------------              ----------------------------------------
                                               John H. Grant, Vice Chairman and
                                                  Acting Vice President, Finance